January 28, 2008 --- For Immediate Release

Independent BancShares, Inc., (the "Company") the holding company of Independent National Bank (the "Bank"), today announced preliminary 4th quarter 2007 and full year 2007 results.

The Company and the Bank continued to perform moderately well amidst a very challenging banking environment. For 2007, assets grew 0.1%, to $215.7 million and deposits grew by 2.1% to $183.6 million. Asset quality continues to be sound, net charge offs for 2007 being a mere $199,000, with the Bank's loan loss reserves at a relatively high $1.9 million, or 1.23% of a $154 million loan portfolio. At December 31, 2007, the Bank had no Other Real Estate Owned and only $667,000 in non-accrual loans. The Bank does not invest in sub-prime mortgages, either as loans or in its investment portfolio.

The Company's capital increased by $1.1 million, to $17.2 million, due to a $755,000 addition to retained earnings and a reduction in unrealized losses on the Bank's investment portfolio of $295,000. At December 31, 2007, the Company's risk-weighted capital ratio improved to 12.16%, compared to 11.95% at the end of 2006.

Net earnings for the fourth quarter of 2007 were $200,000, or $0.16 per basic and diluted share, compared to $325,000 or $0.26 per basic and diluted share, for the corresponding quarter of 2006, and compared to earnings of $220,000, or $0.18 per basic and diluted share, for the quarter ended September 30, 2007.

Net earnings for fiscal year 2007 were also lower compared to 2006, $755,000, or $0.62 per basic and $0.61 per diluted share, compared to $1.55 million, or $1.25 per basic and diluted share.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, and interest rates. These risks and uncertainties are contained in the Company's filings with the Securities and Exchange Commission, available via EDGAR. The Company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.